PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 1998)

                               OMNICOM GROUP INC.
                        $230,000,000 Principal Amount of
               2 1/4% Convertible Subordinated Debentures due 2013
                     (Interest Payable January 6 and July 6)

                        4,615,694 Shares of Common Stock

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      This document  supplements the Prospectus  dated March 6, 1998 relating to
(i) $230,000,000 aggregate principal amount of 21/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 4,615,694 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On July 31, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $52.50 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                      Principal Amount of    Principal Amount of
                                    Debentures Beneficially   Debentures to be
Name of Selling Securityholder(s)           Owned             Offered for Sale
---------------------------------     -------------------     ----------------
Morgan Stanley Dean Witter (1)            $250,000                $250,000

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(1)   Holds the Company's 4 1/4% Convertible Subordinated Debentures due 2007

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of July 31, 1998. Except for Morgan Stanley's position as the Initial Purchaser for the Debentures, as initial purchaser of the Company's 4 1/4% Convertible Subordinated Debentures due 2007 issued on January 3, 1997 and as lead underwriter of 4,000,000 shares of the Company's Common Stock issued on March 9, 1998 and except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is August 5, 1998.